EXHIBIT 99.1


      Harrington West Declares a Dividend of 30 Cents Per Share

    SOLVANG, Calif.--(BUSINESS WIRE)--June 15, 2007--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that its Board of Directors has declared a dividend of 30 cents per share payable on July 12, 2007 to holders of record on June 29, 2007. This dividend includes the regular 12.5 cent per share dividend normally paid in the September 2007 quarter.

    Given the significant reduction in HWFG's securities portfolio over the last 18 months and the building of capital levels through retained earnings from growth in the core banking franchise, the Board decided to return some of these earnings to the shareholders in form of this special dividend. HWFG is focused on building its banking franchise of loans, deposits and Harrington Wealth Management assets through its loan diversification and core deposit gathering strategies but has reduced the Bank's investment portfolio as market spreads on investments have narrowed considerably.

    HWFG is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $188 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 480-596-6555
             For share transfer information contact:
             Gina L. Ast 805-688-6644